June 10, 2005

Office of the Chief Accountant
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Gibraltar Industries, Inc. (copy attached), which we understand will be filed with the U.S. Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of Gibraltar's Form 8-K report dated June 6, 2005.  We agree with the statements concerning our Firm in such Form 8-K.  However, we make no comment whatsoever regarding whether the dismissal of PricewaterhouseCoopers LLP resulted from the significant deficiencies disclosed in the fourth paragraph.

Very truly yours,

PricewaterhouseCoopers LLP